Mid-Con Energy Partners, LP, Announces Closing of Powder River Basin Asset Acquisition, Strategic Preferred Investment, Extension of Credit Facility and Quarterly Distribution on Class A Preferred Units.

TULSA, January 31, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”), through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, today announces the closing of:

•	Powder River Basin Asset Acquisition
•	Sale of Class B Convertible Preferred Units; and
•	Credit Facility Extension

“We are excited to announce several strategic transactions we believe mark an inflection point for the Partnership’s future growth”, stated Jeff Olmstead, President and CEO.  “We particularly want to thank our banks and our largest investor, John Goff, for their continued support.  The extension of our Credit Facility, combined with the sale of Class B preferred units to investors, led by John Goff, allows us to enter our new Powder River Basin core area. The Powder River Basin is an area that we have desired to enter for many years.  We feel there is a large set of waterflood opportunities in this basin, supported by a number of successful analogies.  The assets we are acquiring have substantial potential from new waterflood developments, as well as enhancement opportunities in an existing low-decline waterflood unit.  We believe that the Pine Tree field, with cumulative primary production over 10 MMBOE, has significant waterflood potential.  It is a large grass-root waterflood project in the Shannon Sandstone with no previous water injection.  While it may take time to realize the waterflood potential in this field, we believe there is potential for very attractive economic growth in this field after injection has been established.  The House Creek Sussex Unit has suffered in recent years due to lower oil prices, resulting in a large number of wells being shut-in or left down. It is a prolific, mature waterflood, which produces at low decline rates that we believe has significant potential through returning producing wells and injectors to production and through waterflood optimization.  We believe this unit has potential to positively impact near-term production and cash flow as we return the field to its prior condition.”

At the close of these transactions, we had approximately $90.2 million in borrowings outstanding on the credit facility.  Total liquidity was approximately $36.8 million, including approximately $34.8 million in availability under the revolver, and approximately $2.0 million in cash on hand.

POWDER RIVER BASIN ACQUISITION

The Partnership, through its wholly owned subsidiary, Mid-Con Energy Properties, LLC, announces that on January 31, 2018, it has entered into a definitive agreement to acquire oil and natural gas properties in the Powder River Basin, from an undisclosed seller for an aggregate purchase price of approximately $9.6 million, subject to customary post-closing adjustments.   The acquisition closed on January 31, 2018, and was funded through the issuance of Class B Convertible Preferred units.  Certain highlights of the acquisition are:

•	Mid-Con Energy acquires ~44% average working interest
•	Properties include 50 producing wells, 27 injection wells, and ~31,400 HBP acres, all on a gross basis
•	Net total proved reserves as of December 31, 2017, were 2,974 MBOE (94% oil)
•	Net proved developed producing reserves as of December 31, 2017, were 673 MBOE (75% oil)
•	Average net daily production of 122 Boe/d (77% oil) calculated based on trailing three-month average ended December 31, 2017

CLASS B CONVERTIBLE PREFERRED UNITS

In conjunction with the acquisition on January 31, 2018, Mid-Con Energy closed its previously announced private offering (the “Offering”) of $15.0 million aggregate principal amount of Class B Convertible Preferred Units (“Preferred Units”) to investors led by John Goff. The Partnership used net proceeds from the Offering to fund its Powder River Basin acquisition, and excess net proceeds will be used for general partnership purposes, including repayment of borrowings outstanding under Mid-Con Energy’s revolving credit facility.

The Preferred Units were issued at a price of $1.53 per Preferred Unit (the “Unit Purchase Price”). The Partnership will pay holders of the Preferred Units (“Holders”) a cumulative, quarterly distribution in cash at an annual rate of 8.00% or, under certain circumstances, in additional Preferred Units, at an annual rate of 10.00%. At any time after the six-month anniversary and prior to August 11, 2021, each Holder may elect to convert all or any portion of such Holder's Preferred Units into common units representing limited partner interests in Mid-Con Energy on a one-for-one basis. On August 11, 2021, each Holder may elect to cause the Partnership to redeem all or any portion of such Holder's Preferred Units for cash at the Unit Purchase Price, and any remaining Preferred Units will thereafter be converted to common units on a one-for-one basis.

$125 MILLION BORROWING BASE AND EXTENSION OF CREDIT FACILITY

On January 31, 2018, the Partnership and its lenders executed Amendment No. 12 to the Partnership’s credit agreement. The amendment increases the borrowing base of the Partnership’s senior secured revolving facility to $125 million and extends the maturity to November 2020. Mid-Con Energy’s next regularly scheduled bi-annual redetermination is expected to occur in or around April 2018.

CLASS A CONVERTIBLE PREFERRED DISTRIBUTION

Mid-Con Energy announced that the Board of Directors of its general partner declared a cash distribution for its Class A Convertible Preferred Units for the 3rd and 4th quarters of 2017, according to terms outlined in the Partnership Agreement.  A cash distribution of $0.086 per Class A Preferred Unit will be paid on February 14, 2018, to holders of record as of the close of business on February 7, 2018.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Wyoming and Texas within the Eastern Shelf of the Permian. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents and reports we file from time to time with the SEC.

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575